FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E56882002026-1
[signature]	Filing Number 20265688199
Secretary of State State Of Nevada	Filed On 4/22/2026 10:30:00 AM
	Number of Pages 20

ABOVE SPACE IS FOR OFFICE USE ONLY

Formation - Profit Corporation

[X] NRS 78 - Articles of Incorporation Domestic Corporation
[ ] NRS 80 - Foreign Corporation
[ ] NRS 89 - Articles of Incorporation Professional Corporation
[ ] NRS 80 - Foreign Corporation Professional Corporation

[ ] 78A Formation - Close Corporation

(Name of Close Corporation MUST appear in the below heading)

Articles of Formation of ______________________ **a close corporation (NRS 78A)**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Name of Entity: (If foreign, name in home jurisdiction)

ClearOne, Inc.

2. Registered Agent for Service of Process: (Check only one box)

[X] Commercial Registered Agent:(name only below) [ ] Noncommercial Registered Agent (name and address below) [ ] Office or Position with Entity (title and address below)

GKL Registered Agents of NV, Inc.
Name of Registered Agent OR Title of Office or Position with Entity

Street Address | City | Nevada | Zip Code

Mailing Address (if different from street address) | City | Nevada | Zip Code

2a. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.

x *Sarina Lish* 4/22/2026
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity | Date

3. Governing Board: (NRS 78A, close corporation only, check one box; if yes, complete article 4 below)

This corporation is a close corporation operating with a board of directors [ ] Yes **OR** [ ] No

4. Names and Addresses of the Board of Directors/ Trustees or Stockholders

(NRS 78: Board of Directors/ Trustees is required.

NRS 78a: Required if the Close Corporation is governed by a board of directors.

NRS 89: Required to have the Original stockholders and directors. A certificate from the regulatory board must be submitted showing that each individual is licensed at the time of filing. See instructions)

1) Eric L. Robinson (Name) — U.S.A. (Country)
7533 S Center View CT #5311 (Street Address) — West Jordan (City) — UT (State) — 84084 (Zip/Postal Code)

2) Eric Boehnke (Name) — U.S.A. (Country)
7533 S Center View CT #5311 (Street Address) — West Jordan (City) — UT (State) — 84084 (Zip/Postal Code)

3) Lisa B. Higley (Name) — U.S.A. (Country)
7533 S Center View CT #5311 (Street Address) — West Jordan (City) — UT (State) — 84084 (Zip/Postal Code)

5. Jurisdiction of Incorporation: (NRS 80 only)

5a. Jurisdiction of incorporation:

5b. I declare this entity is in good standing in the jurisdiction of its incorporation. [ ]

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 5/22/2024

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Formation - Profit Corporation

Continued, Page 2

6. Benefit Corporation: (For NRS 78, NRS 78A, and NRS 89, optional. See instructions.)	By selecting "Yes" you are indicating that the corporation is organized as a benefit corporation pursuant to NRS Chapter 78B with a purpose of creating a general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed in the below purpose field. Yes ☐
7. Purpose/Profession to be practiced: (Required for NRS 80, NRS 89 and any entity selecting Benefit Corporation. See instructions.)	
8. Authorized Shares: (Number of shares corporation is authorized to issue. **NRS 80:** Must include copy of the most recently filed in home jurisdiction setting forth the authorized stock of the corporation.)	Please indicate the break down of all corporate shares and the par value. Number of Authorized shares with Par value: ____ Par value: $ ____ Number of Common shares with Par value: **150000000** Par value: $ **0.001** Number of Preferred shares with Par value: 50000000 Par value: $ 0.001 Number of shares with no par value: ____ **Foreign Corporations, NRS 80 only:** ☐ This is a corporation is a unlimited stock corporation ☐ This is a corporation is a non-stock corporation. If more than one class or series of stock is authorized, please attach the information on an additional sheet of paper.
9. Name and Signature of: Officer making the statement or Authorized Signer for NRS 80. **Name, Address and Signature of** the **Incorporator** for NRS 78, 78A, and 89. NRS 89 - Each Organizer/ Incorporator must be a licensed professional.	I declare, to the best of my knowledge under penalty of perjury, the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. Name: Simon Brewer Country: U.S.A. Address: 7533 S Center View CT #5311 City: West Jordan State: UT Zip/Postal Code: 84084 X [signature] (attach additional page if necessary)

AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

4. Names and Addresses of the Board of Directors (continued)

Youngsun Park, 7533 S Center View CT #5311, West Jordan, UT, 84084
Bruce Whaley, 7533 S Center View CT #5311, West Jordan, UT, 84084

See attached Annex A which is incorporated by reference herein.

This form must be accompanied by appropriate fees.

Page 2 of 2 Revised:

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ANNEX A TO

ARTICLES OF INCORPORATION

OF

CLEARONE, INC.

ARTICLE I

(Name)

The name of the Corporation is ClearOne, Inc. (the "Corporation").

ARTICLE II

(Registered Office and Registered Agent)

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

(Capital)

(a) The aggregate number of shares that the Corporation will have authority to issue is 200,000,000, of which 150,000,000 shares will be common stock ("Common Stock"), with a par value of $0.001 per share, and 50,000,000 shares will be preferred stock, with a par value of $0.001 per share ("Preferred Stock"). Of 50,000,000 shares of Preferred Stock, 2,069,065 shares will be designated as Class A Redeemable Preferred Stock and 5,100 shares will be designated as Class B Convertible Preferred Stock.

(b) Except as otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or these Articles of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(i) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(ii) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(iii) The amount payable upon shares in the event of voluntary or involuntary liquidation;

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(iv) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(v) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(vi) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights; and

(vii) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

(d) The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holders of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors of the Corporation.

(e) In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

(f) The voting powers, designations, preferences, limitations, restrictions and relative rights of Class A Redeemable Preferred Stock are set out in Schedule A hereto.

(g) The voting powers, designations, preferences, limitations, restrictions and relative rights of Class B Convertible Preferred Stock are set out in Schedule B hereto.

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ARTICLE IV

(Board of Directors)

The affairs of the Corporation shall be managed by or under the authority of the Board of Directors of the Corporation consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the Bylaws of the Corporation. The election of directors shall be done in accordance with the Bylaws.

ARTICLEV

(Purpose)

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are to engage in any lawful activity.

ARTICLE VI

(Acquisition of Controlling Interest)

The Corporation elects not to be governed by Nevada Revised Statutes ("NRS") 78.378 to 78.3793, inclusive.

ARTICLE VII

(Combinations with Interested Stockholders)

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE VIII

(Liability)

To the fullest extent permitted by Chapter 78 of NRS, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this Article will not eliminate or limit the liability of:

(a) a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b)a director for the payment of distributions in violation of NRS 78.300.

Any amendment or repeal of this Article will not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE IX
(Indemnification)

(a) Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b) Inurement. The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Article, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

(c) Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Articles of Incorporation or otherwise.

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(d) Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e) Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that he or she is not entitled to be indemnified for such expenses.

SCHEDULE A

CLASS A REDEEMABLE PREFERRED STOCK OF

CLEARONE, INC.

Section 1 DFSIGNATI0N AND AM0UNf. The total number of shares of the Class A Redeemable Preferred Stock (the "Class A Preferred") shall be 2,069,065.

Section 2 REDEMPTION.

(a) Mandatory Redemption Upon Asset Sale. Upon the consummation of an Asset Sale,100% of the Net Proceeds shall be distributed solely to the holders of Class A Preferred, on a pro rata basis, as consideration for the redemption of the Class A Preferred (the "Redemption"). Such Redemption shall be automatic and mandatory upon the closing of an Asset Sale, subject only to the Board's review and approval of the mechanics of the distribution of Net Proceeds. "Net Proceeds" shall mean 100% of the gross proceeds of the Asset Sales less all transaction expenses, liabilities and obligations relating to the Asset Sale, including but not limited to payments, fees and/ or severance packages to or related to bankers, consultants, advisors, employees, executives, leases and other property related obligations. Net Proceeds shall include a further deduction for any obligations, expenses, payables, accrued liabilities of any kind (contractual or otherwise) of the Corporation, or any of its subsidiaries, which remain as liabilities of the Corporation or any of its subsidiaries and that are not otherwise sold as part of the Asset Sale, other than payments or expenses required to be paid in conjunction with the reporting obligations and maintenance of the Corporation as a listed reporting issuer.

(b) Redemption Price. The redemption price for each share of Class A Preferred shall be equal to such share's pro rata portion of one hundred percent (100%) of the Net Proceeds of the Asset Sale (the "Redemption Price").

(c) Asset Sale. An "Asset Sale" shall mean any sale of the Corporation's existing operating business and/or a substantial portion of its assets, including through a sale of its Intellectual Property and/ or Capital Stock of ClearOne Holding, LLC ("ClearOne Holding") or other subsidiary of the Corporation formed to hold existing assets, provided, however, that the term "Asset Sale" shall not include transactions entered into in the ordinary course of business or for the purpose of changing the Corporation's jurisdiction of incorporation or creating a holding company structure where equity holders maintain substantially similar ownership percentages. An Asset Sale shall also include any transaction or series of related transactions the primary purpose of which is the disposition of ClearOne Holding or other subsidiary of the Corporation or their assets as described above.

(d) Timing. The Redemption of Class A Preferred shall occur no later than sixty (60) days following the closing of any Asset Sale, which shall not exceed one hundred eighty (180) days from the initial closing of any Asset Sale. With respect to any Asset Sales, the Company may make multiple interim distributions to holders of Class A Preferred. All payments, whether interim or final, shall be made in cash to the holders of Class A Preferred on a pro rata basis, based on the number of Class A Preferred shares held as of the date on which the Class A Preferred are issued.

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(e) If Asset Sale Does Not Occur. li an Asset Sale does not occur within one hundred eighty (180) days following the issuance of the Class A Preferred, the Corporation shall proceed to liquidate ClearOne Holding, LLC and its other subsidiaries and distribute the proceeds to holders of Class A Preferred in accordance with Section 3 below.

(f) Seniority. The Class A Preferred shall be senior to all existing and future classes of preferred stock and to all debt of the Corporation, except for the Class B Convertible Preferred Stock of the Corporation (the "Class B Preferred"), which shall be senior to Class A Preferred in all respects other than the Redemption of Class A Preferred pursuant to the Asset Sale. For the avoidance of doubt, 100% of the Net Proceeds of the Asset Sale shall be distributed solely to holders of Class A Preferred in connection with the Redemption.

Section 3 LIQUIDATION RIGHTS.

(a) Priority. In the event of any liquidation, dissolution, or winding up of the Corporation (other than an Asset Sale), whether voluntary or involuntary, the holders of Class A Preferred shall be entitled to receive, prior and in preference to any distribution to the holders of any other class or series of capital stock of the Corporation (including Common Stock and other Preferred Stock), an amount equal to the proceeds received by the Corporation from the liquidation or sale of the equity securities or assets of ClearOne Holding, LLC.

(i) Class A Preferred shall not participate in any other liquidation proceeds of the Corporation and shall be junior to all indebtedness and pari passu with the Class B Preferred Stock and the Common Stock for any other distributions.

(b) Forced Liquidation. li an Asset Sale has not been consummated within one hundred eighty (180) days of the issuance of the Class A Preferred, the Corporation shall take all commercially reasonable efforts to cause the liquidation or sale of ClearOne Holding, LLC and distribute the proceeds in accordance with Section 2 and Section 3.

Section 4 VOTING RIGHTS.

(a) General Voting. Except as otherwise provided by applicable law or expressly set forth herein, holders of Class A Preferred shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, the Corporation shall not, without the prior affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Class A Preferred, voting as a separate class:

(i) amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affects the rights, preferences, or privileges of the Class A Preferred;

(ii) authorize or issue any equity security (or security convertible into equity) senior to the Class A Preferred with respect to rights to distributions from ClearOne Holding, LLC or proceeds from an Asset Sale;

(iii) take any other action that would have a material adverse effect on the economic rights of the Class A Preferred.

Section 5 NO CONVERSION. The Class A Preferred shall not be convertible into shares of Common Stock or any other equity security of the Corporation.

Section 6 REDEEMED SHARES. Shares of Class A Preferred that are redeemed pursuant to Section 2 shall be automatically cancelled and retired and shall not be reissued by the Corporation. The Corporation shall take all necessary corporate action to reflect such cancellation, including amendments to its Articles of Incorporation, if required.

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SCHEDULE B

CLASS B CONVERTIBLE PREFERRED STOCK OF
CLEARONE, INC.

Section 1 DESIGNATION AND AMOUNT. The total number of shares of the Class B Convertible Preferred Stock (the "Class B Preferred") is 5,100.

Section 2 DMDEND. Except as set forth below, the holders of Class B Preferred shall be entitled to receive dividends prior to any dividends being paid to any other class of shares. In addition, the holders of Class B Preferred shall participate on a pro rata basis, on an as converted to the common stock, par value $0.001 per share, of the Corporation (the "Common Stock") basis, in any dividends declared and paid to the holders of other classes of shares. No dividends shall be declared or paid to any other class of shares without the prior approval of the holders of a majority of the outstanding Class B Preferred. For the sake of clarity, however, (i) any redemption of Class A Preferred Stock of the Corporation ("Class A Preferred"), (ii) any distribution or dividend of Class A Preferred to the holders of Common Stock, and (iii) any distribution or dividend with respect to Class A Preferred from the assets of ClearOne Holding, LLC ("ClearOne Holding") or the proceeds of the liquidation or sale of the equity securities of ClearOne Holding, shall not be considered a dividend or dividends for purposes of this Section 2.

Section 3 LIQUIDATION RIGHTS.

(a) Class B Preference. In the event of any Liquidation Event, whether voluntary or involuntary, the holders of the Class B Preferred shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the "Proceeds") to the holders of any other class or Class of capital stock of the Corporation (other than the Net Proceeds of any Asset Sale to be distributed solely to holders of Class A Preferred Stock of the Corporation (the "Class A Preferred") in accordance with their rights of redemption), an amount per share equal to the sum of (i) the principal amount of the Convertible Note by and between the Corporation and the holder dated June 20, 2025 (the "Note") converted into such Class B Preferred, (ii) any accrued and unpaid interest thereon as of the Conversion Date, and (iii) any accrued and unpaid dividends in respect of such Class B Preferred (collectively, the "Class B Liquidation Preference"). The "Conversion Date" shall mean June 24, 2025.

(i) If, upon the occurrence of a Liquidation Event, the Proceeds legally available for distribution among the holders of Class B Preferred are insufficient to permit payment of the full Class B Liquidation Preference to such holders, then the entire Proceeds legally available for distribution (excluding 100% of the Net Proceeds of any Asset Sale, which shall be distributed solely to holders of Class A Preferred Stock on a pro rata basis in accordance with their rights of redemption, or the proceeds of any sale or liquidation of ClearOne Holding) shall be distributed ratably among the holders of Class B Preferred in proportion to the full preferential amounts otherwise payable to each such holder.

(ii) For the avoidance of doubt, the Class B Liquidation Preference shall be senior in right of payment to all other classes or Class of capital stock of the Corporation (except the Class A Preferred as set forth in this Schedule), unless otherwise issued in accordance with the terms set forth herein.

(b) Liquidation Event, after the holders of Class B Preferred have been paid in full pursuant to clause (a) above, all of the remaining Proceeds or assets of the Corporation, as applicable, shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Original Issue Price. The "Original Issue Price" means $1,000.00 per share for each share of Class B Preferred (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(d) Asset Sale. An" Asset Sale" shall the sale of the Company's operating business and/ or a substantial portion of its assets, including through a sale of its Intellectual Property and/ or Capital Stock of ClearOne Holding or other subsidiary of the Corporation formed to hold existing assets of the Company , provided, however, that the term "Asset Sale" shall not include transactions entered into in the ordinary course of business or for the purpose of changing the Corporation's jurisdiction of incorporation or creating a holding company structure where equity holders maintain substantially similar ownership percentages. An Asset Sale shall also include any transaction or series of related transactions the primary purpose of which is the disposition of ClearOne Holding or any subsidiary as described above, or their assets.

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"Net Proceeds" shall mean 100% of the gross proceeds of the Asset Sales less all transaction expenses, liabilities and obligations relating to the Asset Sale, including but not limited to payments, fees and/ or severance packages to or related to bankers, consultants, advisors, employees, executives, leases and other property related obligations. Net Proceeds shall include a further deduction for any obligations, expenses, payables, accrued liabilities of any kind (contractual or otherwise) of the Corporation, or any of its subsidiaries, which remain as liabilities of the Corporation or any of its subsidiaries and that are not otherwise sold as part of the Asset Sale, other than payments or expenses required to be paid in conjunction with the reporting obligations and maintenance of the Corporation as a listed reporting issuer.

(e) Liquidation Event. A "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets, (except for the assets of ClearOne Holding or the proceeds of the liquidation or sale of the equity securities of ClearOne Holding or any other subsidiary formed to hold existing assets) (B) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a Class of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation's securities), of the Corporation's securities if, after such closing, such person or group of affiliated persons would hold a majority of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction does not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction. The treatment of any particular transaction or Class of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Class B Preferred (voting as a single class on an as-converted basis).

(i) In any Liquidation Event, if Proceeds received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value is the average of the closing prices of the securities on such exchange over the 20 trading-day period ending three trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value is the average of the closing bid or sale prices (whichever is applicable) over the 20 trading-day period ending three trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value is the fair market value thereof, as determined in good faith by the Board.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the NRS, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

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(ii) Notwithstanding the foregoing subsection (ii) or any other provision of this Schedule, in the case of a Liquidation Event where the non-cash Proceeds to be distributed to the holders of Class B Preferred are assets other than securities of a class that is traded on a securities exchange that is registered as a "national securities exchange" under Section 6 of the Securities Exchange Act of 1934, then the holders of Class B Preferred shall at their option be entitled to receive cash in an amount equal to the Class B Liquidation Preference in lieu of such assets.

(iii) In the event the requirements of this Section 3 are not complied with, the Corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 3 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights.

(iv) The Corporation shall give each holder of record of Class B Preferred written notice of such impending Liquidation Event not later than 15 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the NRS such periods may be shortened or waived upon the written consent of the holders of Class B Preferred (voting as a single class on an as-converted basis) that represent a majority of the voting power of all then outstanding shares of Class B Preferred.

Section 4 CONVERSION. On first Business Day following the date that the Class A Preferred has been issued as a dividend to holders of Common Stock of the Borrower, the holders of the Class B Preferred shall have conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Class B Preferred is convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Common Stock (the "Transfer Agent"), into such number of fully paid and nonassessable share of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) as calculated pursuant to section 4(d) below.

(b) Automatic Conversion. Each share of Class B Preferred shall automatically be converted into, into such number of fully paid and nonassessable share of Common Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) as calculated pursuant to section 4(d) below. immediately upon the earlier of (i) the closing of the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form S-3 under the Securities Act of 1933, as amended, the public offering price of which is not less than the Conversion Price in the aggregate or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then-outstanding shares of Class B Preferred.

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(c) Mechanics of Conversion. In order for a holder of Class B Preferred to voluntarily convert shares of Class B Preferred into shares of Common Stock, such holder shall

(1) provide the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") to the Transfer Agent that such holder elects to convert all or any number of such holder's shares of Class B Preferred and (2), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Class B Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the Transfer Agent Such Notice of Conversion shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. The close of business on the date of receipt by the Transfer Agent of such Notice of Conversion and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the "Conversion Time"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. Promptly after the applicable Conversion Time, but in any case within the earlier of (x) one (1) Trading Day and (y) the Standard Settlement Period (as defined below) thereof (the "Share Delivery Date"), the Corporation shall (1) cause the shares of Common Stock to which the holder is entitled pursuant to such conversion to be transmitted by the Transfer Agent to the holder by crediting the account of the holder's or its designee's balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system ("DWAC") if the Corporation is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Common Stock issuable upon conversion of the Class B Preferred by the holder or·(B) the Common Stock issuable upon conversion of the Class B Preferred is eligible for resale by the holder without the requirement for the Corporation to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Corporation's share register in the name of the holder or its designee, for the number of shares of Common Stock to which the holder is entitled pursuant to such conversion to the address specified by the holder in the Notice of Conversion (if any) of the shares of Class B Preferred represented by the surrendered certificate that were not converted into Common Stock, (2) pay in cash such amount as provided in Subsection 4(e) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (3) pay all declared but unpaid dividends on the shares of Class B Preferred convert. ff the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, then the conversion may, at the option of any holder tendering Class B Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Class B Preferred will not be deemed to have converted such Class B Preferred until immediately prior to the closing of such sale of securities. ff the conversion is in connection with the automatic conversion provisions of subsection 4(b)(ii) above, such conversion will be deemed to have been made on the conversion date described in the stockholder consent or other agreement approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holders of such shares of Common Stock as of such date. If the conversion is in connection with an event set forth in clauses (A) through (C) of the definition of Liquidation Event and such holder's conversion is conditioned upon the consummation of such event, such conversion will be deemed to have been made on the date of such consumption

(d) The number of shares of Common Stock issuable upon conversion of each share of Class B Preferred Stock shall be calculated by dividing $1,000 by The lower of: (i) the closing price (as reflected on Nasdaq.com); or (ii) the average closing price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding June 20, 2025.

(e) Recapitalizations. ff at any time or from time to time there is a recapitalization of the Common Stock (including a subdivision, combination or merger or sale of assets, (excluding the Asset Sale), provision shall be made so that the holders of the Class B Preferred shall thereafter be entitled to receive upon conversion of the Class B Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Class B Preferred after the recapitalization to the end that the provisions of this Section 4 shall be applicable after that event as nearly equivalently as may be practicable.

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(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on Common Stock in additional shares of Common Stock, then the number of shares of Common Stock issuable on conversion of each share of such series shall be increased pro rata for the holder to account for such additional shares of Common Stock they would be entitled to receive if they were holders of shares of Common Stock.

Notwithstanding the foregoing, no such adjustment shall be made if the holders of Class B Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Class B Preferred had been converted into Common Stock on the date of such event.

(h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock or the Asset Sale) or in other property and the provisions of Subsection 4(g) do not apply to such dividend or distribution, then and in each such event provision shall be made so that the holders of the Class B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Class B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Class B Preferred; provided, however, that no such provision shall be made if the holders of Class B Preferred receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Class B Preferred had been converted into Common Stock on the date of such event.

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(i) Adjustment for Merger or Reorganization, etc. If (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, or (C) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of the Class B Preferred, the holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the shares of Common Stock issuable to the holder in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration they receive upon any conversion of the Class B Preferred following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the holders new preferred stock consistent with the foregoing provisions and evidencing the holders' right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4(i) and insuring that the Class B Preferred (or any such replacement security) will be substantially similar in form and substance to this Schedule and insuring that the Class B Preferred will be convertible for a corresponding number of shares of capital stock of such successor entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Class B Preferred (without regard to any limitations on the conversion of this Class B Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Class B Preferred immediately prior to the consummation of such Fundamental Transaction) and will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(j) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Class B Preferred and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class B Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(k) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Class B Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution,

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(l) Reservation of Stock Issuable Upon Conversion The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Preferred, in addition to such other remedies as shall be available to the holder of such Class B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including. without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Schedule.

(m) The Corporation agrees to maintain a Transfer Agent that is a participant in the DTC's FAST program so long as any shares of Class B Preferred remain outstanding.

Section 5 VOTING.

(a) General Voting. Except for the election of directors pursuant toSection S(b) hereof, the holder of each share of Class B Preferred (i) has the right to one (1) vote for each share of Common Stock into which such Class B Preferred could then be converted, (ii) has full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, (iii) is entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and (iv) except as provided by law, is entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes are not permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Class B Preferred held by each holder could be converted) will be rounded to the nearest whole number (with one half being rounded downward).

(b) Election of Directors. The holders of Class B Preferred, voting as a separate class, are entitled to elect two (2) member of the Board (a "Class B Preferred Director'') at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(c) Board Vacancies. Any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Schedule, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or Class B Preferred, the holders of shares of such Class B Preferred may override the Board's action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation's stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or Class of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or Class of stock represented at the meeting or pursuant to written consent.

Section 6 OTHER RIGHTS. Without the written consent of the holders of the majority of the outstanding shares of Class B Preferred, the Corporation shall not amend, alter or repeal any provision of the Corporation's Articles of Incorporation so as to adversely affect the rights or preferences of the Class B Preferred or increase the authorized amount of shares of Class B Preferred.

Section 7 STATUS OF CONVERTED STOCK. In the event any shares of Class B Preferred are converted pursuant to Section 4 hereof, then the shares so converted shall be cancelled and shall not be issuable by the Corporation.

Section 8 SUCCFSSORS AND ASSIGNS. A holder of the Class B Preferred may at any time transfer any or all of its Class B Preferred to one or more assignees without requiring the consent of the Corporation. In addition, a holder of the Class B Preferred may, upon notice to the Corporation, sell participations in all or a portion of such holder's rights and/ or obligations under the Class B Preferred.

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Section 9 PROTECTIVE PROVISIONS. So long as any shares of Class B Preferred remain outstanding, the Corporation shall not, without the prior written consent of the holders of at least seventy-five percent (75%) of the then-outstanding shares of Class B Preferred, take or authorize any of the following actions, whether directly or indirectly through a subsidiary, or by merger, recapitalization, consolidation, reclassification, reorganization, or otherwise:

(a) Fundamental Business Changes. Effect any fundamental change in the nature of the business of the Corporation, except for any Asset Sale as contemplated herein.

(b) Equity Redemptions & Dividends. Redeem, repurchase, or otherwise acquire or pay or declare any dividends on any equity securities of the Corporation, other than:

(i) the redemption of or other distribution with respect to Class A Preferred in accordance with its terms upon completion of any Asset Sale or liquidation or sale of the equity securities of ClearOne Holding; and

(ii) dividends on the Class B Preferred as set forth in Section 2 hereof.

(c) Indebtedness. Create, assume, guarantee, or incur any indebtedness for borrowed money, except for indebtedness incurred in connection with ordinary trade payables arising in the ordinary course of business.

(d) Amendment to Organizational Documents. Amend, alter, or repeal any provision of the Corporation's Articles of Incorporation, Bylaws, or similar governing documents in a manner adverse to the rights, preferences, or privileges of the holders of Class B Preferred.

(e) Senior or Pari Passu Securities. Authorize, issue, or reclassify any securities of the Corporation senior to, or pari passu with, the Class B Preferred in terms of liquidation preference, dividend rights, voting rights, or other material economic terms.

(f) New Classes of Securities. Create or authorize the creation of, or issue, any new class or Class of stock or any other security convertible into or exercisable for any equity security having rights, preferences, or privileges senior to the Class B Preferred.

(g) Board Composition. Increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation.

(h) Issuances and Registrations. (i) Enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto, other than as required by applicable law or in connection with the Asset Sale.

(i) Disposition of Assets. Except for any Asset Sale; other potential liquidation or disposition of ClearOne Holding; and other transactions in the ordinary course of business, engage in, authorize, or consummate any sale, lease, assignment, transfer, license, or other disposition of any assets of the Corporation or any subsidiary in a single transaction or series of related transactions.

(k) Use of Proceeds. Use the proceeds from the issuance of the Class B Preferred or the Note for any purpose other than as set forth in the Disbursement Schedule attached to the definitive agreements.

(k) Restrictive Agreements. Enter into any agreement or instrument that by its terms restricts the Corporation's ability to perform its obligations under this Schedule or any of the definitive financing agreements relating to the Class B Preferred.

(l) Other Customary Provisions. Take any other actions customarily subject to protective provisions in transactions of this nature that materially adversely affect the rights or privileges of the Class B Preferred.

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